Exhibit 99.2

Enveric Biosciences Advances Lead Candidate for the Treatment of Anxiety Disorders to IND-Enabling Studies

— Next Generation Psilocin Prodrug, EB-373, Nominated to Advances to IND-Enabling Studies —

—First Generation EVM101 Program for Cancer Related Distress has been discontinued —

CAMBRIDGE, Mass. – October 24, 2022 - Enveric Biosciences Inc. (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression and addiction disorders, today announced the nomination of EB-373 as the lead development candidate to emerge from its EVM201 program. EB-373 is under development for the treatment of anxiety disorders.

The announcement of this important milestone coincides with the presentation of preclinical data from EVM201 program at the 6th International Neurology & Brain Disorders Conference (INBC) being held on October 24 – 26, 2022, in Orlando, Florida.

VALIDATION OF PLATFORM AND DEMONSTRATION OF PHARMACOLOGICAL ACTIVITY

The screening and optimization phase of the EVM201 program has yielded the lead drug development candidate, EB-373, which is currently advancing through several key preclinical studies that will lead to the filing of an Investigational New Drug (IND) application with the Food & Drug Administration (FDA), targeted to occur in the second half of 2023.

Data released today reveals for the first time that the Company’s engineered library of EVM201 drug candidates achieved an intended diversity of psilocin-releasing molecules, based on both in vitro assays and pharmacokinetic profiles in rodents. Additionally, all EVM201 drug candidates showed positive serotonin 5-HT2A receptor stimulation in vivo, revealed by induction of the characteristic Head Twitch Response (HTR) behavioural marker in healthy mice, and produced anxiolytic benefit in chronically stressed mice evaluated using the Marble Burying Test, an animal behavioral model of anxiety.

“The successful outcomes from our synthesis and screening efforts completed during 2022 have positioned the Company very well to advance our drug candidates towards the clinic,” stated Bob Dagher, MD, Chief Medical Officer of Enveric Biosciences. “This announcement marks a major step forward in demonstrating the utility of our technology platform. The nomination of EB-373 as lead candidate opens the door to our mission of delivering on the promise of novel therapies that offer new hope to patients living with common, difficult-to-treat, psychiatric diseases such as anxiety disorders.”

FOCUS ON NEXT GENERATION CANDIDATES, DISCONTINUATION OF 1st GENERATION PROGRAM

Due to the promising early data from the EVM201 program, the need for work on the original EVM101 classic psilocybin study has been obviated. As such, the first generation EVM101 program of psilocybin targeting Cancer Related Distress has been discontinued.

About Enveric

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression and addiction disorders. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans”, “ expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability to achieve the value creation contemplated by technical developments; the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts

Valter Pinto / Allison Soss
KCSA Strategic Communications
212.896.1254 / 212.896.1267
valter@kcsa.com / asoss@kcsa.com